Southwest Georgia Financial  Corporation                            SGB
201 First Street S.E.
Moultrie, GA 31768
PH: (229) 985-1120
FX: (229) 985-0251

News Release

INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

                            For Immediate Release
              Southwest Georgia Financial Corporation Announces
                         Fourth Quarter 2006 Results

MOULTRIE, GEORGIA, January 24, 2007 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full service community bank holding company, today reported net income for the fourth quarter of 2006 of $539 thousand, or $0.20 per diluted share, compared with net income of $891 thousand, or $0.27 per diluted share, for the fourth quarter of 2005. Return on average assets and return on average equity for the fourth quarter of 2006 were 0.73% and 6.92%, respectively, compared with 1.19% and 8.88% for the fourth quarter of 2005.

For the year, earnings were $3.04 million, or $0.96 per diluted share, a 30% decline from earnings of $4.33 million, or $1.31 per diluted share for 2005. Return on average assets and return on average equity for the year were 1.00% and 8.01%, respectively, compared with 1.44% and 10.93% for 2005.

DeWitt Drew, President and CEO commented, "Fourth quarter earnings were impacted primarily by lower revenue from mortgage banking, a large contribution to the Employee Pension Retirement Plan, and lower net interest income. We have addressed the operational issues at Empire Financial and believe that we should return to stronger levels of mortgage banking revenue going forward."

Mortgage banking services had revenue of $488 thousand for the fourth quarter of 2006, down almost 50% when compared with revenue of $943 thousand in the fourth quarter of 2005. The decline in revenue was mostly due to operational issues impacting the business and fluctuations in the level and timing of loan closings.

Mr. Drew continued, "We made a decision to freeze the current employee pension plan due to deterioration of its funding status and the increasing costs to keep it funded. We made $296 thousand in additional contributions during the quarter compared with the prior year's fourth quarter in order to meet the 2006 required minimum contribution to the plan of $1.184 million, 140% over last year's $494,000 required minimum. We also incurred a fee of $51 thousand to have the plan analyzed by pension consultants. We believe there will be substantial cost saving benefits as a result of our action beginning in 2008."

Mr. Drew added, "Net interest income declined 5.2% for the fourth quarter to $2.350 million versus $2.480 million for the same period in 2005 despite a 20% increase in loans. During the year, we used $14.5 million to repurchase 640,000 shares reducing our overall earning asset base. Had the securities we sold to fund the repurchase continued to have been invested during the fourth quarter and given the yield earned on our assets in the quarter, net interest income would have been about the same as it was in last year's fourth quarter."

Balance Sheet Trends and Asset Quality

At the end of 2006, total assets were $288.5 million compared with $301.3 million last year. Total loans increased 20.0% to $125.5 million from $104.6 million at the end of 2005. The deposit level increased to $226.7 million at the end of the year from $221.8 million at the end of 2005. Shareholders' equity was $ 28.0 million compared with $39.9 million last year. Due to the tender offer, book value at year end on a per share basis was $10.59, down from $12.23 at the same period of 2005. The Company currently has approximately 2.6 million shares of common stock outstanding compared with
3.3 million outstanding at the end of 2005.

The loan loss reserve coverage over total loans decreased to 1.93% from 2.35% at December 31, 2005, while nonperforming assets to total assets increased to 0.82% from 0.04% for the same period last year. The increase is attributed to one large loan and no loss is anticipated. Capital ratios well exceeded the required regulatory levels.

Revenue and Expenses

Net interest income for the fourth quarter of 2006 was $2.350 million compared with $2.480 million for the same period in 2005. The decline can be attributed to lost earnings on the cash used to repurchase shares 640,000 shares of Company stock. For the fourth quarter 2006, total interest income was $4.095 million and total interest expense was $1.745 million, compared with $3.781 million and $1.301 million, respectively, from the same period a year ago. The increase in total interest expense was the result of a higher cost of deposits. The average rate paid on interest-bearing deposits increased 85 basis points for the quarter compared with the same period a year ago. The Company's net interest margin was 3.65% for the fourth quarter of 2006 compared with 3.78% from the same period a year ago.

Mr. Drew commented, "In late 2004, we implemented a cash management program for commercial customers which provides market rates of return for large excess cash balances. Although the program cost the Company over $500 thousand in additional interest expense during the year, we believe it is critical to our long-term success to provide our business banking customers with a competitive solution."

Noninterest income, which typically is about 30% of total revenue, was down to 25.7% of total revenue for the quarter because of the lower revenue from the mortgage banking business. Increases in service charges and brokerage services slightly offset the lower mortgage banking revenue. Total noninterest income was $1.415 million for the quarter compared with $1.828 million for the same period in 2005.

Total noninterest expense was slightly higher for the quarter compared with the same period last year. The largest component of noninterest expense, salaries and employee benefits, was $1.845 million for the fourth quarter compared with $1.822 million a year ago. Other categories of noninterest expense were relatively flat in the fourth quarter of 2006 when compared with the same period of 2005.

2006 Review

For the year, earnings were $3.04 million, or $0.96 per diluted share, a 30% decline from earnings of $4.33 million, or $1.31 per diluted share for 2005. Return on average assets and return on average equity for the year were 1.00% and 8.01%, respectively, compared with 1.44% and 10.93% for 2005. In addition to the factors that impacted fourth quarter earnings, full year net income was reduced by all of the following:

* Approximately $140 thousand in 2006, or $500 thousand annualized, in lost interest income from the sale of securities to fund the 640,000 share repurchase

* The flat and inverting yield curve experienced throughout the year

* $500 thousand in incremental interest expense increase from the implementation of commercial services cash management

* $564 thousand loss incurred on the sale of securities to fund the repurchase of 640,000 shares

* $439 thousand decline in mortgage banking services revenue

* $690 thousand, a 140% increase, in the required minimum pension contribution

* $429 thousand charge associated with accelerating the amortization of our mortgage servicing assets due to large servicing loan payoffs received during the year

* $183 thousand in expenses related to the tender offer and repurchase

* $51 thousand in fees for an independent analysis of the pension plan

Mr. Drew concluded, "The decisions we made in 2006 were necessary for our long-term success. Most of the events that impacted 2006 earnings were one time occurrences and were by design. We are looking forward to getting the cost of these events behind us and moving forward."

Share Repurchases and Dividends

During 2006, the Company repurchased on the open market 640,000 shares at an average price of $22.66 per share. Since its stock repurchase program began in January 2000, the Company has repurchased a total of 1,187,095 shares of its common stock at an average price of $18.78 per share. The price per share data and the numbers of shares repurchased are adjusted for any stock splits or stock dividends.

In December of 2006, the Board of Directors declared a $0.13 per share quarterly cash dividend. The dividend currently has a yield of approximately 2.7% at an annual dividend rate of $0.52 per share.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $290 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has an office in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:

                               www.sgfc.com.

SAFE HARBOR STATEMENT

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, overall economic conditions, customer preferences, the impact of competition, and the ability to execute its strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                     CONSOLIDATED STATEMENT OF CONDITION
                 (Dollars in thousands except per share data)
                                              (Unaudited)   (Audited)   (Audited)
                                              December 31, December 31, December 31,
                                                  2006        2005         2004
ASSETS
Cash and due from banks                        $  11,969   $  11,699   $  13,366
Interest-bearing deposits in banks                    83      10,156       5,967
Federal funds sold                                   332       3,550           0
Investment securities available for sale          33,323      48,043      54,543
Investment securities held to maturity           102,233     106,779     116,046
Federal Home Loan Bank stock, at cost              1,967       2,205       2,310
Loans, less unearned income and discount         125,492     104,635      99,915
 Allowance for loan losses                        (2,417)     (2,454)     (2,507)
  Net loans                                      123,075     102,181      97,408
Premises and equipment                             6,579       6,840       6,830
Foreclosed assets, net                                 0           0          14
Intangible assets                                  1,750       3,005       3,628
Other assets                                       7,205       6,816       5,788
  Total assets                                 $ 288,516   $ 301,274   $ 305,900

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 NOW accounts                                  $  55,013   $  51,605   $  52,914
 Money market                                     24,377      17,079      11,851
 Savings                                          22,228      25,481      28,081
 Certificates of deposit $100,000 and over        25,725      23,691      27,343
 Other time accounts                              65,978      67,078      65,900
 Total interest-bearing deposits                 193,321     184,934     186,089
 Noninterest-bearing deposits                     33,388      36,910      36,399
  Total deposits                                 226,709     221,844     222,488

Federal funds purchased                                0           0           0
Other borrowings                                  15,000       5,000       8,000
Long-term debt                                    15,229      30,343      30,517
Accounts payable and accrued liabilities           3,621       4,234       5,943
  Total liabilities                              260,559     261,421     266,948
Shareholders' equity:
 Common stock - par value $1; 5,000,000 shares
  authorized; 4,288,555 shares issued (*)          4,289       4,267       4,263
 Additional paid-in capital                       31,644      31,265      31,188
 Retained earnings                                16,763      15,258      12,627
 Accumulated other comprehensive income             (483)     (1,223)         33
  Total                                           52,213      49,567      48,111
Treasury stock - at cost (**)                    (24,256)     (9,714)     (9,159)
  Total shareholders' equity                      27,957      39,853      38,952
  Total liabilities and shareholders' equity   $ 288,516   $ 301,274   $ 305,900

*  Common stock - shares outstanding           2,639,643   3,257,768   3,278,608
** Treasury stock - shares                     1,648,912   1,008,912     983,912

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                  CONSOLIDATED INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)
                                    For the Three Months   For the Twelve Months
                                      Ended December 31,    Ended December 31,
                                        2006*      2005       2006*      2005
Interest income:
Interest and fees on loans           $   2,535  $   2,030  $   9,343  $   7,719
Interest and dividend on securities
 available for sale                        357        519      1,815      2,203
Interest on securities
 held to maturity                        1,073      1,107      4,375      4,614
Dividends                                   30         26        124         90
Interest on federal funds sold              53         10        202         10
Interest on deposits with banks             47         89        171        182
  Total interest income                  4,095      3,781     16,030     14,818

Interest expense:
Interest on deposits                     1,465        998      5,178      3,393
Interest on federal funds purchased          0          0         26          9
Interest on other borrowings               141         22        304         71
Interest on long-term debt                 139        281        872      1,102
  Total interest expense                 1,745      1,301      6,380      4,575
Net interest income                      2,350      2,480      9,650     10,243
Provision for loan losses                    0         20          0         80
Net interest income after provision
 for losses on loans                     2,350      2,460      9,650     10,163

Noninterest income:
Service charges on deposit accounts        444        415      1,716      1,553
Income from trust services                  70         76        295        305
Income from retail brokerage services       89         70        296        265
Income from insurance services             285        294      1,167      1,113
Income from mortgage banking services      488        943      3,978      4,417
Net gain (loss) on the sale or
 abandonment of assets                       0          0         15          8
Net gain (loss) on the sale
 of securities                               0          0       (564)         0
Other income                                39         30        207        204
  Total noninterest income               1,415      1,828      7,110      7,865

Noninterest expense:
Salary and employee benefits             1,845      1,822      7,276      7,324
Occupancy expense                          200        191        835        810
Equipment expense                          152        140        632        656
Data processing expense                    167        181        694        725
Amortization of intangible assets          121        123        917        491
Other operating expense                    665        657      2,632      2,376
  Total noninterest expense              3,150      3,114     12,986     12,382

Income before income tax expense           615      1,174      3,774      5,646
Provision for income taxes                  76        283        734      1,317
  Net income                         $     539  $     891  $   3,040  $   4,329




Net income per share, basic          $    0.20  $    0.27  $    0.97  $    1.32
Net income per share, diluted        $    0.20  $    0.27  $    0.96  $    1.31
Dividends paid per share             $    0.13  $    0.13  $    0.52  $    0.52

Basic weighted average shares
 outstanding                         2,803,447  3,260,544  3,134,741  3,267,169
Diluted weighted average shares
 outstanding                         2,814,640  3,284,770  3,153,449  3,293,534

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)
At December 31                                          2006            2005
Assets                                               $ 288,516       $ 301,274
Loans, less unearned income & discount                 125,492         104,635
Deposits                                               226,709         221,844
Shareholders' equity                                    27,957          39,853
Book value per share                                     10.59           12.23
Loan loss reserve/loans                                  1.93%           2.35%
Nonperforming assets/total assets                        0.82%           0.04%

                                          Three Months          Twelve Months
                                        Ended December 31,    Ended December 31,
                                          2006       2005       2006       2005
Net income                              $   539    $   891    $ 3,040    $ 4,329
Earnings per share, basic                  0.20       0.27       0.97       1.32
Earnings per share, diluted                0.20       0.27       0.96       1.31
Dividends paid per share                   0.13       0.13       0.52       0.52
Return on assets                          0.73%      1.19%      1.00%      1.44%
Return on equity                          6.92%      8.88%      8.01%     10.93%
Net interest margin (tax equivalent)      3.65%      3.78%      3.66%      3.91%
Net charge offs(recoveries)
 /average loans                           0.01%      0.15%      0.03%      0.13%

 Quarterly                      4th Qtr   3rd Qtr   2nd Qtr   1st Qtr   4th Qtr
 Averages                         2006      2006      2006      2006      2005
Assets                          $297,049  $308,487  $304,747  $309,746  $300,526
Loans, less unearned income
 & discount                      126,126   125,106   118,950   106,388   106,629
Deposits                         229,476   224,540   224,328   230,071   220,608
Equity                            31,153    40,562    40,234    40,010    40,141
Return on assets                   0.73%     0.26%     1.60%     1.40%     1.19%
Return on equity                   6.92%     1.95%    12.11%    10.85%     8.88%
Net income                      $    539  $    198  $  1,218  $  1,085  $    891
Net income per share, basic     $   0.20  $   0.06  $   0.38  $   0.33  $   0.27
Net income per share, diluted   $   0.20  $   0.06  $   0.37  $   0.33  $   0.27
Dividends paid per share        $   0.13  $   0.13  $   0.13  $   0.13  $   0.13